Exhibit 23.4

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-4 No. 224407) of Orthofix Medical Inc. (formerly Orthofix International N.V.) for the registration of 19,382,784 shares of its common stock and to the incorporation by reference therein of our report dated April 30, 2018, with respect to the consolidated financial statements of Spinal Kinetics, Inc. and its subsidiaries for the year ended December 31, 2017, included in Orthofix Medical Inc.’s (formerly Orthofix International N.V.) Current Report (Form 8-K) filed with the Securities and Exchange Commission on May 15, 2018.

/s/ Ernst & Young LLP

Dallas, Texas

August 1, 2018